Exhibit 99.1


[LOGO]              AMERICAN WATER WORKS COMPANY, INC.
                             NEWS RELEASE



FOR RELEASE:  FOR IMMEDIATE RELEASE

CONTACT:      Thomas G. McKitrick
              Vice President Investor Relations
              (609) 346-8200


                           AMERICAN WATER WORKS COMPANY, INC.
                           ADOPTS NEW SHAREHOLDER RIGHTS PLAN


                   VOORHEES, NEW JERSEY - February 4, 1999 - American Water
              Works Company, Inc. (NYSE:AWK) announced today that its Board adopted a new Shareholder Rights Plan to replace the Rights Plan adopted 10 years ago which expires on March 2, 1999. Marilyn Ware, Chairman of the Board of American Water Works Company, said "the new Plan better reflects the Company's current common stock price and incorporates features commonly found in more recently adopted plans of this kind."

                   Each Right under the new plan will entitle stockholders
              to buy one share of the Company's Common Stock at an exercise price of $150. Each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of American Water Works Common Stock, or a number of shares of an acquiring company's stock, which would have a market value of two times the exercise price, the Company said. The Rights become exercisable if there is a public announcement that a person or group acquires, or commences a tender offer to acquire, 25% or more of the outstanding shares of American Water Works. The Rights also become exercisable if American Water Works is acquired in a merger or a person or group acquires 35% or more of the outstanding shares of American Water Works. In certain circumstances, the Rights will be redeemable at the discretion of the Board.

                                  (MORE)

1025 Laurel Oak Road - P.O. Box 1770 - Voorhees, New Jersey 08043 - (609) 346-8201 - Fax (609) 346-8229
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             American Water
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                  Shareholders do not need to take any action in connection
             with the redemption of Rights under the 1989 Rights Plan or to receive Rights under the new Plan.

                  "The Rights are not being distributed in response to any
             effort to acquire control of the Company, and the Board is not aware of any such effort," said Marilyn Ware, Chairman of the Board of American Water Works.

                  American Water Works Company is the largest and most
             geographically diverse investor-owned water utility business in the U.S. The Company, through its 23 utility subsidiaries, serves more than 7 million people in over 870 communities in 22 states. The Company is characterized as a growth-oriented utility and is involved in a number of industry consolidation and privatization initiatives including water and wastewater system acquisition, contract operation and public/private partnerships.

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